Exhibit 99.1

Dermata Therapeutics, Inc. Reports Second Quarter 2021 Financial Results and Provides Corporate Update

- Completed oversubscribed $18 million Initial Public Offering (IPO) -

- Set to announce topline results from its DMT310 Phase 1b proof of concept (POC) study in mild to moderate psoriasis in 4Q 2021 -

- On track to initiate DMT310 Phase 2 study for moderate to severe rosacea in 4Q 2021 -

SAN DIEGO, September 27, 2021 – Dermata Therapeutics, Inc. (Nasdaq: DRMA) (“Dermata” or the “Company”), a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions, today reported financial results for the second quarter ended June 30, 2021 and highlighted recent corporate progress.

“Following the successful completion of our Nasdaq IPO, and the strengthening of our executive team and Board of Directors, we are eager to enter this next phase of Dermata’s development, as we further progress our clinical pipeline,” stated Gerry Proehl, Dermata’s Chairman, President and Chief Executive Officer. “We are excited with our results to date and look forward to the anticipated announcement of topline data from our DMT310 and DMT410 trials in the fourth quarter of 2021. Both of these product candidates leverage our unique Spongilla technology, and we believe represent potentially new, differentiated, and convenient treatment options to several underserved patient populations.”

Corporate Highlights

●
Completed Oversubscribed IPO on Nasdaq. On August 17, 2021, Dermata completed its oversubscribed IPO issuing 2,571,428 shares of common stock and accompanying warrants to purchase up to 2,571,428 shares of common stock, which included the full exercise by the underwriters of their option to purchase 385,714 additional warrants. Gross proceeds to the Company were approximately $18.0 million, before deducting underwriting discounts and offering expenses.

●
Expanded Board of Directors. Subsequent to the successful completion of the Company’s IPO, Dermata appointed four experienced life science leaders to its Board of Directors, including Steven Mento, Ph.D., Mary Fisher, Kathleen Scott, and Andrew Sandler, M.D., joining Gerry Proehl, David Hale, and Wendell Wierenga, Ph.D.

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Expanded Executive Team. On September 1, 2021, Dermata appointed Kyri Van Hoose as Chief Financial Officer. Ms. Van Hoose is a strategic and operational finance leader with over 20 years of experience, including more than 15 years in the life sciences industry.

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Announced Upcoming DMT410 Presentation at the American Society for Dermatologic Surgery (ASDS) 2021 Annual Meeting. On September 21, 2021, Dermata announced it will present efficacy and safety data from its Phase 1b POC study evaluating one application of DMT410 to treat multiple aesthetic skin conditions. The video presentation will be presented at the ASDS 2021 Annual Meeting to be held virtually, November 19-21, 2021.

Anticipated Upcoming Milestones

●
Psoriasis: Topline results from DMT310 Phase 1b POC study in mild to moderate psoriasis expected 4Q 2021

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Aesthetic: Topline results from DMT410 Phase 1b POC study in multiple aesthetic skin conditions expected 4Q 2021

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Rosacea: Initiation of DMT310 Phase 2 study in moderate to severe rosacea expected 4Q 2021

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Acne: Initiation of non-clinical studies in preparation for an End of Phase 2 meeting with the FDA

Second Quarter 2021 Financial Results

As of June 30, 2021, Dermata had $427,202 in cash, compared to $530,400 as of December 31, 2020. Dermata received net proceeds of $15.7 million from the sale of its common stock and warrants in its IPO which closed in August 2021, which is expected to fund operations into the fourth quarter of 2022.

Research and development expenses for the second quarter of 2021 were $867,197, compared to $411,949 for the same period in 2020. Research and development expenses for the six months ended June 30, 2021 were $1,547,785, compared to $1,373,053 for the same period in 2020. The increase in research and development expenses was primarily due to clinical trial and non-clinical expenses and manufacturing costs, as well as salaries and stock-based compensation expense. Stock-based compensation expense attributable to research and development totaled $29,744 and $279,971 for the three and six months ended June 30, 2021, respectively.

General and administrative expenses for the second quarter of 2021 were $462,772, compared to $380,837 for the same period in 2020. General and administrative expenses for the six months ended June 30, 2021 were $2,043,957, compared to $768,310 for the same period in 2020. The increase in general and administrative expenses was primarily related to an increase in professional fees related to the conversion of Dermata from a limited liability company to a C-corporation in March 2021, as well as increased patent, salaries, and stock-based compensation expense. Stock-based compensation expense attributable to general and administrative totaled $84,243 and $994,065 for the three and six months ended June 30, 2021, respectively.

About Dermata Therapeutics

Dermata Therapeutics, Inc. is a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions. The Company’s lead product candidate, DMT310, is the first product candidate being developed from its Spongilla technology platform. DMT310 is a once-weekly topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. DMT310 is currently under clinical development for the treatment of acne, psoriasis, and rosacea. Our second product candidate, DMT410, uses our Spongilla technology as a new method for topical intradermal delivery of botulinum toxin for the treatment of multiple aesthetic skin conditions. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but are not limited to, statements related to: expectations with regard to the timing of data events; the Company’s belief that its current cash, including net proceeds from its recent financing, will be sufficient to fund its operations into the fourth quarter of 2022; the success, cost and timing of its product candidates DMT310 and DMT410 development activities and ongoing and planned clinical trials; whether the results of DMT310 or DMT410 will lead to future product development; and the Company’s estimates regarding expenses, and needs for additional financing. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

DERMATA THERAPEUTICS, INC.
(Formerly Dermata Therapeutics, LLC)
Condensed Balance Sheets

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Cash	$427,202	$530,400
Other current assets	709,662	75,053
Total assets	1,136,864	605,453
Liabilities
Accounts payable	881,306	104,276
Accrued liabilities	586,516	133,477
Convertible notes	174,844	2,989,479
Debt	-	556,160
Total liabilities	1,642,666	3,783,392
Deficit	(505,802)	(3,177,939)
Total liabilities and deficit	$1,136,864	$605,453

DERMATA THERAPEUTICS, INC.
(Formerly Dermata Therapeutics, LLC)
Condensed Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating expenses
Research and development (1)	$867,197	$411,949	$1,547,785	$1,373,053
General and administrative (1)	462,772	380,837	2,043,957	768,310
Total operating expenses	1,329,969	792,786	3,591,742	2,141,363
Loss from operations	(1,329,969)	(792,786)	(3,591,742)	(2,141,363)
Interest expense, net	1,823	28,863	44,958	101,459
Net loss	$(1,331,792)	$(821,649)	$(3,636,700)	$(2,242,822)
Net loss per common share, basic and diluted	$(0.70)	$(0.43)	$(1.90)	$(1.17)
Weighted average common shares
outstanding, basic and diluted	1,911,009	1,911,009	1,911,009	1,911,009

(1) Includes the following stock-based compensation expense
Research and development	$29,744	$-	$279,971	$-
General and administrative	$84,243	$-	$994,065	$-

Contact:

Sean Proehl

Senior Director, Legal and Business Development

info@dermatarx.com